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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                              (Amendment No.  )*

Home Health Corporation of America, Inc.
________________________________________________________________________________
                                (Name of Issuer)
Common Stock

________________________________________________________________________________
                         (Title of Class of Securities)
436936108

________________________________________________________________________________
                                 (CUSIP Number)
Stephen M. Chu, 5848 West Sunnyside Drive, Visalia, CA 93277  559-627-8616

________________________________________________________________________________
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

January 11, 2001
________________________________________________________________________________
             (Date of Event which Requires Filing of This Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_X].


   Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

   * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No. 436936108                           SC 13D                     Page
of   Pages

Stephen M. Chu
________________________________________________________________________________
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).


________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]   N/A Individual Filing
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Source of Funds (See Instructions)
PF
________________________________________________________________________________
5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                             [_]

________________________________________________________________________________
6.   Citizenship or Place of Organization
USA
________________________________________________________________________________
               7.   Sole Voting Power
  NUMBER OF         1,200,000
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY           n/a
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON           1,200,000
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power
                    n/a
________________________________________________________________________________
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
 9,873,664
________________________________________________________________________________
12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                               [_]
________________________________________________________________________________
13.  Percent of Class Represented by Amount in Row (11)
12.1
________________________________________________________________________________
14.  Type of Reporting Person (See Instructions)
IN
________________________________________________________________________________

CUSIP No. 436936108                SC 13D                   Page    of    Pages


________________________________________________________________________________
Item 1.  Security and Issuer.
Home Health Corporation of America
2200 Renaissance Blvd. Suite 300, King of Prussia, PA 19406

________________________________________________________________________________
Item 2.  Identity and Background.

     (a)Stephen M.Chu

     (b)5848 West Sunnyside Drive, Visalia CA 93277

     (c)Government Employee

     (d)NO

     (e)NO

     (f)USA

________________________________________________________________________________
Item 3.  Source and Amount of Funds or Other Consideration.

PF
________________________________________________________________________________
Item 4.  Purpose of Transaction.

     (a)Average down purchase cost per share in attempt to recover large losses

     (b)

     (c)

     (d)

     (e)

     (f)

     (g)

     (h)

     (i)

     (j)

________________________________________________________________________________
Item 5.  Interest in Securities of the Issuer.

     (a) 1,200,000 shares out of total company outstanding of 9,873,664

     (b)

     (c)

     (d)

     (e)

________________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

none
________________________________________________________________________________
Item 7.  Material to be Filed as Exhibits.

none
________________________________________________________________________________

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        ----------------------------------------
                                                         (Date)



                                        ----------------------------------------
                                                       (Signature)



                                        ----------------------------------------
                                                       (Name/Title)



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).